Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352

Advanced Life Sciences Announces Third Quarter 2008 Financial Results

CHICAGO, IL, November 6, 2008/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases, today announced its financial results for the third quarter ended September 30, 2008.

The net loss available to common shareholders for the three months ended September 30, 2008 was $13.1 million or ($0.34) per share compared to $5.9 million or ($0.21) per share for the same period last year.  The increase in the net loss is primarily attributable to $10.0 million of milestone expenses due to Abbott Laboratories as part of the cethromycin licensing agreement that were triggered as a result of the cethromycin new drug application (NDA) submission to the U.S. Food and Drug Administration (FDA) at the end of the third quarter.

“We achieved multiple significant milestones in the third quarter including establishing a major partnership, valued at more than $100 million, for the development and commercialization of cethromycin with Wyeth in the Asia Pacific region, and completing our cethromycin NDA submission in community acquired pneumonia,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences.  “We believe that these are major accomplishments that significantly enhance the value of our lead drug candidate and underscore our company’s emerging role in the large and growing global antibiotics market. We look forward to continuing this momentum through the fourth quarter and into 2009.”

The company ended the third quarter of 2008 with cash and cash equivalents totaling $7.8 million including $1.7 million from the sale of its common stock to Wyeth. Cash usage in the third quarter 2008 was approximately $3.0 million.

Operating Expense Analysis

•                  Research and development expenses were $11.2 million for the three months ended September 30, 2008 compared to $3.8 million for the three months ended September 30, 2007.  The increase in R&D expense is primarily due to the NDA submission milestone payment to Abbott Laboratories.

•                  Selling, general and administrative expenses totaled $1.8 million compared to $2.0 million for the second quarter of last year.

Recent Achievements

•                  Signed development and commercialization agreement with Wyeth for cethromycin in Asia Pacific Region;

•                  Submitted NDA for cethromycin in mild-to-moderate community acquired pneumonia;

•                  Entered into debt and equity financing agreements to strengthen the balance sheet and help fund commitments associated with the NDA submission and pre-commercialization activities;

•                  Awarded contract by the Defense Threat Reduction Agency (DTRA) of the U.S. Department of Defense worth up to $3.8 million to further study cethromycin as a potential broad-spectrum medical countermeasure over two years;

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•                  Presented posters and met with cethromycin National Advisory Board at the October  ICAAC/IDSA conference in Washington, DC;

•                  Announced and initiated collaboration with UK Ministry of Defence to evaluate the developmental compound ALS-886 as a treatment for chemically induced lung injury.

Anticipated Fourth Quarter 2008 Milestones

In the fourth quarter 2008, we anticipate achieving the following milestones:

•                  Advance discussions with prospective U.S. and E.U. partners for the commercialization of cethromycin;

•                  Support regulatory process associated with the cethromycin NDA submission and plan for ex-U.S. regulatory filings;

•                  Execute studies of cethromycin as a broad spectrum medical countermeasure under the DTRA contract;

•                  Continue preparing for commercial launch of cethromycin through pre-launch activities including manufacturing, strategic marketing, medical education, pricing and reimbursement strategies.

Financial Outlook for the Fourth Quarter of 2008

In October 2008, using cash on hand and by accessing the remaining $6.0 million under its expanded credit facility, Advanced Life Sciences paid its $10.0 million milestone obligation to Abbott Laboratories which was triggered upon the submission of the cethromycin NDA in September.   The Company has significantly reduced variable expenses associated with the completed NDA submission and expects its fourth quarter 2008 cash requirements to range from $12.8 million to $13.4 million inclusive of the $10.0 million cethromycin NDA submission milestone.

Nasdaq Staff Letter

On October 1, 2008, we received notice from the Nasdaq Listing Qualifications Department stating that the market value of our listed securities was below $35.0 million for 10 consecutive days, and that we were in violation of the requirement for continued listing on the Nasdaq Capital Market under Marketplace Rule 4310(c)(3)(B) (the “Rule”).  Nasdaq also informed us that we are not in compliance with either of Marketplace Rules 4310(c)(3)(A) or 4310(c)(3)(C), which together require either minimum stockholders’ equity of $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years for listing eligibility.

We were provided 30 calendar days, or until October 31, 2008, to establish compliance with these continued listing requirements of the Nasdaq Capital Market.  This required, at a minimum, that the market value of listed securities of our common stock remained above $35.0 million for a minimum of 10 consecutive business days at anytime prior to October 31, 2008.

We were not compliant with the Rule by October 31, 2008 and received notice from the Nasdaq Listing Qualifications Department stating that we are in violation of the requirement for continued listing on the Nasdaq Capital Market.   We intend to appeal this decision with the Nasdaq Listing Qualifications Department.  Our securities will remain listed on the Nasdaq Capital Market throughout the appeal process.

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Conference Call Today

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Thursday, November 6, 2008 to discuss the company’s third quarter financial results.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com.  Investors may participate in the conference call by dialing 888-680-0893 (domestic) or 617-213-4859 (international). The passcode for the conference call is 80103777. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PN3D7M9E4. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the conference call will be available until November 13, 2008. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 96626416.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CAP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria, certain Gram-negative bacteria and atypical organisms associated with respiratory tract infections. In in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  The Company’s lead candidate, cethromycin, is a novel NDA-stage once-a-day oral antibiotic for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information,

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future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials, the adequacy of our clinical results, the timing and terms of any commercial partnership, and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,766,597	$18,324,991
Grant receivable	32,006	—
Prepaid insurance	329,363	251,493
Prepaid clinical trial expenses	—	926,168
Other prepaid expenses and deposits	211,874	140,359

Total current assets	8,339,840	19,643,011

PROPERTY AND EQUIPMENT:
Furniture and fixtures	237,907	221,417
Laboratory equipment	159,186	159,186
Computer software and equipment	253,851	242,707
Leasehold improvements	502,798	177,253

Total property and equipment–at cost	1,153,742	800,563
Less accumulated depreciation	(717,249)	(542,032)

Property and equipment–net	436,493	258,531

OTHER ASSETS:
Deferred financing costs	361,250	—
Other long-term assets	10,000	10,000

Total other assets	371,250	10,000

TOTAL ASSETS	$9,147,583	$19,911,542

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$273,140	$2,685,751
Accrued milestone payable	10,000,000	—
Accrued clinical trial and NDA expenses	801,679	2,776,543
Other accrued expenses	1,411,523	330,441
Accrued interest payable	20,391	22,756
Short-term lease payable	8,142	7,259
Short-term notes payable - related party	2,000,000	—

Total current liabilities	14,514,875	5,822,750

Long-term lease payable	6,595	12,818
Long-term grant payable	500,000	500,000
Long-term notes payable - related party	—	2,000,000
Line of credit	3,915,000	3,915,000

Total liabilities	18,936,470	12,250,568

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	—	—

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.01 par value–60,000,000 shares authorized; 40,805,932 issued and outstanding at September 30, 2008; 38,502,987 shares issued and outstanding at December 31, 2007	408,059	385,030
Additional paid-in capital	109,416,354	106,859,532
Deficit accumulated during the development stage	(119,613,300)	(99,583,588)

Total stockholders’ equity (deficit)	(9,788,887)	7,660,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,147,583	$19,911,542

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					Period From
					Inception
					(January 1, 1999)
	Three months ended September 30,		Nine months ended September 30,		Through
	2008	2007	2008	2007	September 30, 2008
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	32,006	—	32,006	—	1,067,577
Royalty–related party	—	—	—	—	45,238

Total revenue	32,006	—	32,006	—	2,273,995

Expenses:
Research and development	11,240,032	3,838,184	14,798,173	21,722,174	89,669,281
Contracted research and development–related party	—	—	—	—	7,980,299
Selling, general and administrative	1,828,607	2,004,357	5,237,579	5,362,769	25,169,667

Total expenses	13,068,639	5,842,541	20,035,752	27,084,943	122,819,247

Loss from operations	(13,036,633)	(5,842,541)	(20,003,746)	(27,084,943)	(120,545,252)

Net other (income) expense:
Interest income	(51,244)	(117,332)	(284,330)	(638,396)	(2,926,346)
Interest expense	103,277	116,998	310,296	350,268	2,933,446
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	52,033	(334)	25,966	(288,128)	(931,952)

Net loss	(13,088,666)	(5,842,207)	(20,029,712)	(26,796,815)	(119,613,300)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	131,250	131,250	1,626,042

Net loss available to common shareholders	$(13,132,416)	$(5,885,957)	$(20,160,962)	$(26,928,065)	$(121,239,342)

Net loss per share available to common shareholders - basic and diluted	$(0.34)	$(0.21)	$(0.52)	$(0.95)

Weighted average shares outstanding - basic and diluted	38,568,464	28,294,677	38,524,972	28,292,150